Exhibit 10.1
KELLY SERVICES, INC.
SHORT-TERM INCENTIVE PLAN
(Amended and Restated January 1, 2020)
Section 1 – Purposes.
This KELLY SERVICES, INC. SHORT-TERM INCENTIVE PLAN (the “Plan”) provides for annual incentive compensation payable in cash to those key officers and employees of the Company or any affiliated entity, who, from time to time, may be selected for participation. The Plan is intended to provide incentives and rewards for the contributions of such employees toward the successful achievement of the Company’s financial and business goals established for the current year.
The Plan is effective for awards made beginning in 2020 and consolidates and replaces the terms of the Company’s Management Incentive Plan.
Section 2 – Administration.
The Plan shall be administered by the Compensation Committee of the Board of Directors (“Committee”) with certain administrative responsibilities delegated to the Global Compensation Department (“Compensation”), as determined by the Committee. The Committee has the authority to make rules and adopt administrative procedures in connection with the Plan and to provide for situations or conditions not specifically provided for herein consistent with the overall purposes of the Plan.
Section 3 – Selection of Participants.
The Committee may delegate to the President and Chief Executive Officer (“CEO”) of the Company or to the Senior Vice President and Chief Human Resources Officer (“CHRO”), its authority to select those key officers below the Senior Vice President Level who are not Section 16 Officers and employees entitled to participate under the Plan each year. Approval of eligible participants may be made at any time during each award year.
Section 4 – Establishing Performance Objectives.
The Committee annually, no later than the first 90 days of the year (except in limited circumstances), shall establish one or more performance objectives on a Company-wide and/or any subset below Company-wide, including but not limited to: group, business unit, division, region, department, or team basis, which may consist of quantitatively measurable performance measures, or qualitative performance measures, the achievement of which requires subjective assessment, or both. When a performance measure is established with respect to a Plan target award opportunity, the Committee or its delegate (for employees below the Senior Vice President level who are not Section 16 Officers) shall specify the percentage or portion of the award that will be based on that objective. For any award opportunities granted after the first 90 days of a year, the Committee can use the performance period that starts on the first day of the fiscal year or calendar year, the Committee may choose to prorate such performance period, or the Committee may select such other period and designate as the performance period. The Committee shall take into account which (if any), types or categories of extraordinary, unusual, non-recurring or other items or events shall be excluded or otherwise not fully taken into account when actual Company or divisional/departmental performance results are calculated.
Section 5 – Establishing Target Awards.
No later than the first 90 days of each year (except in limited circumstances), target award levels will be established and expressed as a percentage of eligible earnings, for employees selected to participate under the Plan, and the Committee will establish target award levels for each officer at or above the Senior Vice President level, and any Section 16 Officers. The Committee or its delegate may establish target award levels by category/level of employee (e.g., officer vice presidents; Grade 48, etc.), or individual employee (e.g., Assistant General Counsel;

Director, Benefits; Manager, Accounting, etc.). Eligible earnings are defined as base salary earnings and interim/secondment/assignment pay, excluding pay for disability, bonuses, dividends and other reimbursements and allowances. Except as otherwise designated, individual participants may earn an award payout ranging from threshold to the maximum as a percentage of their target award opportunity that the Committee or its delegate may set in place from time to time (if actual Company results for the period do not at least equal threshold performance amount or level specified by the Committee, then payout will be zero). The Committee or its delegate shall also approve guidelines established annually that determine what portion of the target award opportunity, if any, is based on the achievement of the Company performance objective(s) and what portion or portions are based on the achievement of other objectives. The Committee or its delegate will establish an award payout schedule or schedules to be used to determine award payouts that are based upon the extent to which the Company and/or division/department performance objective (or objectives) is or is not achieved or exceeded.
Section 6 – Determining Final Awards.
The Committee shall adjust final awards up or down from the target award opportunity based on (a) the extent to which the Company performance objective(s) is either exceeded or not met, and (b) the extent to which other objectives, e.g. subsidiary, division, department, unit or other performance objectives are attained. The Committee or its delegate shall have full discretion to make other adjustments in final awards based on individual performance as it considers appropriate under the circumstances.
Further adjustments can be made in the event of a change in the business operations, corporate structure or capital structure of the Company or its affiliates (including a change in control of the Company or any affiliated entity), the manner in which it conducts its business or other events or circumstances, all as determined by the Committee. The Committee, in its sole discretion, may modify the performance objectives, the related threshold, target and maximum performance levels, or the payout of the STIP award, in whole or in part, as the Committee deems appropriate and equitable to reflect such events or circumstances.
Any adjustments shall not accelerate or change the payment of any award that has been deferred pursuant to the Company’s Management Retirement Plan.
Section 7 – Windfalls and Catastrophic Losses.
A Windfall is an excessively large potential payment for results not driven by participant actions (e.g., acquisitions, market reconfigurations, significant changes in the Company’s business) or due to inequities or errors in the Plan.
Catastrophic Loss is a situation where incentive payments are unexpectedly reduced or eliminated due to business situations that were not foreseeable or preventable by participants (e.g. tornadoes, floods, other natural disasters, etc.).
If any situation is identified as a Windfall or Catastrophic Loss, participants will be notified if there is to be any adjustment in the calculation or payment.
Section 8 – Performance Measures.
The Committee may select one or a combination of the following as objective performance measures:

(a)	Earnings (which includes net profits, operating profits, operating earnings, and net income, and which may be calculated before or after taxes, interest, depreciation, or amortization, as specified at the time the performance objectives are established) or earnings per share of Company Stock;

(b)	Revenues;

(c)	Gross Profits;

(d)	Cash flow;

(e)	Return on revenues, gross profits, sales, assets or equity;

(f)	Customer or employee retention;

(g)	Customer satisfaction;

(h)	Expenses or expense levels;

(i)	One or more operating ratios;

(j)	Stock price;

(k)	Market share;

(l)	Capital expenditures;

(m)	Net borrowing, debt leverage levels, credit quality or debt ratings;

(n) (o)	The accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; The Company’s Global Business Performance Optimization Framework;

(o)	The Company's Global Business Performance Optimization Framework;

(p)	Shareholder return;

(q)	Organizational health/productivity;

(r)	Sales volume; and/or

(s)	Brand or product recognition/acceptance

The Committee may also specify, preferably within the first 90 days of the performance period which (if any), types or categories of extraordinary, unusual, non-recurring or other items or events shall be considered for exclusion or otherwise not fully taken into account when actual Company or divisional/departmental results are calculated.
With respect to an employee who is newly hired or is promoted by the Company during a performance period, the Committee can grant an award opportunity, or adjust an award opportunity previously granted, to such employee for such performance period.
Prior to the distribution of an award, the Committee shall certify an award payout schedule based upon the extent to which the Company objective performance standard(s) is or is not achieved or exceeded.
In no event shall the total annual Plan award to a NEO or Prospective NEO, including the non-performance-based portion, exceed $3,000,000 a year.
Section 9 – Time of Distribution.
Distribution of awards shall be made as soon as practicable following the close of the year for which earned, but in no event later than 2-1/2 months following the award year, unless otherwise determined by the Committee.
Section 10 – Forfeiture.
Until such time as the full amount of an award has been paid, a participant’s right to receive any unpaid amount shall be wholly contingent and shall be forfeited if, prior to payment, the participant is no longer in the employ of the Company, provided, however, that the Committee may in its discretion waive such condition of continued employment. A participant on an approved leave of absence as of the payment date is not eligible to receive payment of an award until the participant returns to active status.
It shall be an overriding precondition to the payment of any award (a) that the participant not engage in any activity that, in the opinion of the Committee, is in competition with any activity of the Company or any Affiliated Entity or otherwise inimical to the best interests of the Company, and (b) that the participant furnish the Committee with all such information confirming satisfaction of the foregoing condition as the Committee shall reasonably request. If the Committee makes a determination that a participant has engaged in any such competitive or otherwise inimical activity, such determination shall operate to immediately cancel all then unpaid award amounts.
The payment of each award is also subject to the prohibitions on Solicitation and Protected Information, and other actions that could harm the business reputation or goodwill of the Company, as discussed in Appendix A, with such determination operating to immediately cancel all then unpaid award amounts and require the return of any amounts paid with respect to a performance period during which such actions occurred and any amounts paid with respect to the two performance periods immediately preceding termination of employment. In the event of a violation of this Section 10, in addition to the amounts stated herein, the Company retains all rights to seek monetary damages against the participant or to seek other equitable remedies against the participant.
Any award payable to a Section 16 Reporting Person or any Senior Vice President level and above as appointed by the Committee is subject in full to the Company’s Incentive Compensation Recovery (“Clawback”) Policy (“ICRP”). The employee acknowledges that he or she has read the ICRP and is familiar with its terms.
Section 11 – Death or Disability.
    If a participant ceases employment during a performance period or prior to payment due to death or Disability, then shortly after termination of employment for these reasons (but not earlier than after the applicable performance period is completed and the date the Committee or its delegate determines that the performance goals are attained) the participant (or legal representative or beneficiary) shall be entitled to receive a pro-rata portion of the portion of the award that would have otherwise been payable if his or her employment had continued until the payout date, based on the portion of the performance period that the participant was employed by the Company, and the remainder of such award shall be forfeited, unless the Committee determines to waive such forfeiture in whole or in part. All such payments will be made no later than 2-1/2 months following completion of the performance period.
Section 12 – Compliance with Section 409A of the U.S. Internal Revenue Code.
It is intended that awards made under the STIP shall not constitute the deferral of compensation under Section 409A of the U.S. Internal Revenue Code (“Code”). STIP shall be construed, administered, and governed in a manner that effects such intent, and the Committee or its delegate shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the STIP payment shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the payment to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the participant to the additional tax imposed under Section 409A of the Code.
Section 13 – No Right to Employment or Award.
No employee shall have any claim or right to receive an award, and participation in the Plan shall not confer upon any employee a right to continued employment by the Company. Further, the Company and each affiliated entity reaffirms its at-will relationship with its employees and expressly reserves the right at any time to terminate an employee for any reason or no reason at any time except as modified by an authorized written agreement or if prohibited by applicable law.
Section 14 – Amendment or Termination.
The Board of Directors of the Company reserves the right at any time to make any changes in the Plan as it may consider desirable or may discontinue or terminate the Plan at any time.
Section 15 – Sources.
The Company’s operating statements, human resources and payroll records will be used to determine eligible participants, eligible earnings and applicable business results used in all incentive calculations.
Section 16 – Compensation Changes/Transfers.
If a participant’s eligible earnings or STIP target percentage changes during the year, or if an employee transfers into or out of STIP during the year, the Committee or its delegate shall prorate the participant’s STIP award accordingly, based on the ratio of (a) the number of days in the performance period the participant was participating in the Plan, or was participating in the Plan at a particular base salary or incentive target percentage, to (b) the total number of days in the performance period.
Section 17 – Assignment.
No funds, assets or other property of Kelly, and no obligation or liability of Kelly under any incentive plan, will be subject to any claim of any participant, nor will any participant have any right or power to pledge, encumber or assign an incentive payment.
Section 18 – Unauthorized Representations.
No director, officer, employee or other person has the authority to enter into any agreement, either written or oral, with any person or participant concerning the Plan or payment of an incentive, or to make any representation or warranty with respect to any incentive award. Only the CEO or the CHRO will have such authority.

Section 19 – Tax-Related Liabilities.
The federal supplemental income tax withholding rate will be applied to all STIP payments for U.S. participants and appropriate tax withholdings will be applied in the other countries outside of U.S. Participants are responsible for determining the tax consequences of incentive payments and arranging for appropriate withholding. The Company will not be responsible for and will be held harmless and indemnified by participants from liability for payments, interest, penalties, costs, or expenses incurred as a result of not arranging for sufficient withholding or deductions from incentive payments.

APPENDIX A
Overriding Precondition; Potential Forfeiture.    It shall be an overriding precondition to the vesting and payout of the amount pursuant to the Plan: (1) that the participant of such award not engage in any activity that, in the opinion of the Committee, is in competition with any activity of the Company or any Affiliated Entity or is otherwise inimical to the best interests of the Company and that has not been approved by the Committee and (2) that the participant furnish the Committee with all the information confirming satisfaction of the foregoing condition that the Committee reasonably requests. If the Committee determines that a participant has engaged in any activity prohibited by the foregoing conditions, the participant’s then outstanding or unvested award shall immediately be forfeited.
During participant’s employment with the Company, and any subsidiary thereof, and during the twelve (12) month period following any termination of participant’s employment for any reason, participant shall not, except in the course of carrying out his or her duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.
Participant shall not, directly or indirectly, during employment with the Company and during the twelve (12) month period following any termination of participant’s employment for any reason engage in any Solicitation.
Participant shall not disparage, slander or injure the business reputation or goodwill of the Company in any material way, including, by way of illustration, through any contact with vendors, suppliers, employees or agents of the Company which could harm the business reputation or goodwill of the Company.
The Company has advised the participant and the participant acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently, and the participant shall not, at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the participant’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter public domain.
In the event of a violation of this provision, the Company retains all rights to seek monetary damages against a participant or to seek other equitable remedies against the participant.
“Affiliated Entity” means a corporation, partnership or other business enterprise in which the Company has control as defined in Rule 405 of the Securities Act of 1933.
“Disability” means the total and permanent inability of a participant by reason of sickness or injury to perform the material duties of such participant’s regular occupation with the Company where such inability has existed for at least six continuous months.

“Protected Information” means trade secrets, confidential and proprietary business information of the Company and Affiliated Entities, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the participant; provided, however, that information that is in the public domain (other than as a result of a breach of this Plan) is not Protected Information.
“Solicitation” means to solicit, divert or attempt to solicit or divert from the Company and its Affiliated Entities, any work or business related to the employee staffing and consulting services business, which includes, but is not limited to, direct placement, outplacement, outsourcing, recruitment, recruitment process outsourcing, temporary staffing services, management services, vendor on-site, vendor management, and consulting services (the “Company’s Business”), or otherwise related to any activity that is in competition with the Company and its Affiliated Entities, from any client or customer, or potential client or customer, of the Company and its Affiliated Entities for either participant or any other entity that may employ, engage, or associate with participant in any fashion, or have any contact, through business-oriented social networking sites or otherwise, with any client or customer, or potential client or customer, of the Company and its Affiliated Entities for either participant or any other entity that may employ, engage or associate with participant in any fashion, for purposes of influencing any such client or customer, or potential client or customer, to not use or not continue to use the Company or its Affiliated Entities for work or business related to the Company’s Business (provided, however, that notwithstanding anything to the contrary contained in the Plan, a participant may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934). For purposes of this section, “client(s)” or “customer(s)” of the Company and its Affiliated Entities, shall mean any individual, corporation, limited liability company, partnership, proprietorship, firm, association, or any other entity that the Company or its Affiliated Entities has invoiced during the preceding twelve (12) months, and “potential client(s) or customer(s)” shall be any individual, corporation, limited liability company, partnership, proprietorship, firm, association, or any other entity that the participant knew or should have known was a potential customer through personal knowledge or had any personal exposure through Company meetings or marketing efforts, during the preceding twelve (12) months.